EXHIBIT 10.8

SUMMARY
2005 DISCRETIONARY EXECUTIVE BONUS PROGRAM

The 2005 Discretionary Executive Bonus Program is based on a percentage of each executive’s annual salary, determined using the Objectives set forth below. The actual thresholds for each Objective and the inclusion of any such Objectives are determined annually by the Board of Directors and may vary from year to year.  Certain Objectives have minimum thresholds that must be attained before any bonus can be earned.   All percentages below are the maximum possible bonus that can be earned in 2005 for reaching the highest threshold for each Objective.  The program is not a contract guarantying a bonus, and any bonus and the achievement level of each Objective is in the sole discretion of the Board of Directors, or its Compensation Committee.

OBJECTIVES FOR 2005

Maximum % of Salary
Financial Objectives

Pre-Tax Net Profit	20%
Return on Average Equity	7.5%
Pre-Tax Net Margin Retention (Pre-Tax Net Profit/Total Revenue)	7.5%
Revenue/Pre-Tax Net Profit Growth	5.0%
Used Car Revenue/Gross Profit Growth	2.5%
Service and Parts Revenue/Gross Profit Growth	2.5%

Non-Financial/Operational

Minimum Sales Requirement (at or above Zone average set by manufacturer)	5.0%
Approved to Purchase Stores (satisfy specific manufacturer criteria to purchase stores)	10.0%
Sales Satisfaction Scores (percentage of stores equaling or exceeding manufacturer’s criteria)	5.0%
Service Satisfaction Scores (percentage of stores equaling or exceeding manufacturer’s criteria)	5.0%
Implement Used Vehicle Stocking Plan	2.5%
Implement Independent Used Vehicle Lots	10.0%
Implement Lithia Store Management System (throughout entire Lithia dealership network)	7.5%
Implement HR Development Programs	10.0%